UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

DANAHER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information supplements, and should be read in conjunction with, the information set forth on pages 11-12 and 39 of Danaher Corporation’s 2016 Proxy Statement regarding Danaher’s policy with respect to the pledging of Danaher common stock and the shares of Danaher common stock that each of Steven Rales and Mitchell Rales have pledged to secure certain lines of credit.

In 2013, Danaher’s Board adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Danaher common stock that he or she directly or indirectly owns and controls, and provides that pledged shares of Danaher common stock do not count toward Danaher’s stock ownership requirements. The Board exempted from the policy shares of Danaher common stock that were already pledged as of the time the policy was adopted, but any additional share pledges are prohibited.

Certain shares of common stock owned by Messrs. Steven and Mitchell Rales were exempted from the policy because such shares have been pledged for decades. Messrs. Steven and Mitchell Rales acquired these shares in cash purchase transactions between 1983 and 1988, and did not receive them as compensation from or purchase them from Danaher.

Notwithstanding that these shares are exempted from Danaher’s policy, as part of its risk oversight function the Audit Committee of Danaher’s Board has reviewed these share pledges to assess whether such pledging poses an undue risk to the Company. In addition to taking into account the number of shares and percentage of outstanding shares pledged, the Audit Committee has also considered the degree of overcollateralization (the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), as the Committee believes this is a key factor in assessing the degree of risk posed by the pledging arrangements. Based on its evaluation, the Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company. The Audit Committee will continue to periodically review the shares pledges as part of its risk oversight function. Since the Company adopted the pledging policy in 2013, the number of shares pledged by Steven Rales and Mitchell Rales has been reduced by 15%.

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